Aqua Research

Improving health and safety for the people of developing nations through our innovative, affordable, and sustainable disinfection technology.



Invest

$99.43 minimum investment

DEADLINE: April 3, 2023

in 2 months

SHARE PRICE

$1.63

TOTAL RAISED

$0

VALUATION

$7,074,581

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

We empower the people of developing nations, enabling them to make their own disinfectant onsite within minutes to sanitize surfaces and treat drinking water. Our solution has the potential to save millions of lives in the most vulnerable areas of the world by reducing disease-causing pathogens.

Our systems use common salt, available everywhere, to solve the disinfection supply chain issues that plague developing nations. We believe the technology is cheaper, easier to use, and more robust than alternatives.

Today, we believe the company is poised for growth given the proven technology, right leadership team, and the world begging for solutions. This burgeoning market combines the opportunity to save lives and grow shareholder value.

On-Site Disinfection Kills Pathogens

Affordable, Accessible, Effective


SALT

Salt	Water	Energy	Kills Germs
Common table salt	Source water	Solar, 110/220, or car battery	Reducing disease

COMPANY HIGHLIGHTS

- Strong leadership team with proven experience in technology innovation, mergers & acquisitions (M&A), and increasing shareholder value
- Field-proven technology:
  - Hundreds of systems installed in 20+ countries
  - Cutting-edge Internet of Things (IoT)
  - Robust patent portfolio
  - Backed by third-party scientific studies
- Established industry relationships:
  - Collaboration agreement with PATH, who's funded by the Gates Foundation
  - UNICEF is evaluating the technology
  - USAID approval
  - Relationships with many other large NGOs including World Vision, Catholic Relief Services, and more



Units in transit to Africa

TEAM



Gene Rabent
CEO

Gene is an experienced C-level executive in the water, energy, and chemical industry who is known for helping entrepreneurs to best implement their great ideas. Gene previously acted as Senior VP at Tri-Water Holdings, achieving a successful exit and investor ROI 5 years after start-up.



Rodney Herrington
Founder & CTO

Rodney is a born innovator and inventor of multiple technologies. He has 30+ years of experience with water and disinfection and can solve just about any technical problem.



Chris Duntson
International Sales

Chris previously served with the Hilton Foundation, CARE, and the Peace Corps. He lived and worked in low and middle-income countries for 25 years, building a vast network of connections with government ministries, health service providers, and water companies.



Lois Warren
COO

Lois is a biologist formerly involved in R&D at NanoPore Inc., developing water from air technology and man-portable cooling systems. She manages all manufacturing, development, and distribution of the company's products.



Katie Rich
VP Marketing

Katie has a 25-year history marketing on-site chlorination systems. She graduated *summa cum laude* from Southern Methodist University with a BBA in Marketing.



Mike Reardon
Special Advisor

Mike founded the water company, US Filter, and exited with a $6.2B sale to Vivendi. He is also the former CEO of Culligan Water and co-founder of Tri-Water Holdings.



Bill Horan
Senior Advisor

Bill served for 16 years as President of Operation Blessing International, a major aid organization providing medical care, clean water, and disaster relief.



Terri Herrington
Advisor

Terri is the former VP of Finance for International Paper and spent 30 years with British Petroleum.

"Rodney's the real deal. He's got some great technology that can save a heck of a lot of money for these low-resource settings and get them an inexpensive, readily available material to help reduce hospital-acquired infections."

- Chris Dunston
International Sales, Aqua Research

PROBLEM

- Every 1 in 7 medical patients in low and middle-income countries acquire an infection when visiting a health facility, a rate about 5 times that of the US — and nearly 1 in 4 of these people die.
- Over 2 billion people worldwide still do not have access to safe drinking water, contributing to 1.2 million deaths each year due to waterborne illnesses.

These numbers could be vastly improved with simple disinfection, but obtaining a reliable supply of disinfectant is no easy task in the developing world due to supply chain issues and poor product quality, often leaving facilities without disinfectant for extended periods of time.



A healthcare facility in Ethiopia ***(photo credit: Village Health Partnership)***

SOLUTION

- Aqua Research can potentially save millions of lives each year by enabling hospitals to make their own disinfectant on site within minutes, using only common salt.
- Our systems solve chlorine shortages that leave hospitals without disinfection for 2 to 6 months each year. Users report a strong preference for our technology over purchased chemicals by a factor of 25 to 1.
- A Ghana hospital director reports, “On-site generation of liquid chlorine is enormously economical as compared to commercially acquired chlorine tablets.”
- The systems are also far easier to use, eliminating hazardous chemicals and the need for mixing and dilution.
- The systems include cutting-edge Internet of Things (IoT) sensors for remote monitoring, ensuring the units do not fall into disuse.


Device List
Realtime - last 7 days
PATH STREAM Devices
Name
Location
Total On Time
State
Last Seen
1212376252-0821-004
St. Martin De Porres Hospital
149.06hr
Offline
12/1/2022 9:03:06 AM
1212376252-1021-003
Kwahu South GOV'T Hospital
65.94hr
Offline
12/1/2022 8:48:19 AM
1212376252-1021-007
Nkurukan Health Center
487.09hr
Running
12/5/2022 5:03:04 PM
1212376252-1121-011
Abirem Government Hospital
55.98hr
Brine Empty
12/5/2022 5:03:03 PM
Items per page: 5
1 – 4 of 4
STREAM Device Map
Leaflet | © OpenStreetMap contributors

IoT device list showing STREAM™ system operational status



USAID project in Haiti producing disinfectant for distribution to 168 hospitals in Haiti

INTELLECTUAL PROPERTY

Robust Patent Portfolio:

- Patent on Micro Purifier US 506966022
- Pending patent for a Modular Purifier System PCT/ US 18/31285
- Patent on Carafe System US 10,590,549
- Patent on Venturi Brine Feed US 11,279,636
- Pending patent for the STREAM™ system PCT/US 18/61733
- Patent for the STREAM™ system in India No. 413364
- Trademark for H2gO Reg. No. 4,515,980
- Pending patent on low-cost handheld pump PCT/US 2018/027178
- Pending trademark for the AquaGuardian™ 5-gallon purifier


MAX1
operationblessing.org

Rwandan man holding a personal Aqua Research system

BUSINESS MODEL

Systems are sold or leased to healthcare facilities, with government funds or NGO financing.

Maintenance contracts provide an ongoing revenue stream for Aqua Research, improve ease of use, and ensure equipment functionality.

PATH, an international non-profit that transforms global health through innovation, has financed many Aqua Research installations. PATH is the leading recipient of funding from the Bill & Melinda Gates Foundation, with a combined total of $1.8 billion received to date.

MARKET

WHO and UNICEF have collected data on nearly 1 million healthcare facilities in low and middle-income countries, which they acknowledge is an underestimate. If each facility purchased one $3K system, the Total Available Market for health centers is at least $3 billion. Some facilities will need larger systems, which cost $20K. Maintenance contracts provide ongoing revenue opportunities.

The United Nations' Sustainable Development Goals #3 for "Good Health and Wellbeing" and #6 for "Clean Water and Sanitation" are driving investment in developing nations.

Our technology is also applicable to many other market applications, including drinking water treatment, industrial cooling towers, agriculture, and more, with the potential to replace over 2 billion metric tons of chlorine use globally.

We have established relationships and conducted installations in many African countries as well as have a strong presence in Haiti.


MALI
NIGER
BURKINA FASO
GHANA
LIBERIA
ETHIOPIA
UGANDA
KENYA
ZAMBIA
MOZAMBIQUE
MADAGASCAR
SOUTH AFRICA


HAITI

PRESS

- **LA Daily Post**
  Los Alamos Native on Mission to Help Embattled Ukraine
- **The Custodian**
  TTH Pharmacy Produces Liquid Chlorine From Common Salt
- **University of North Carolina's Water & Health Conference**
  Degradation of bleach produced for disinfection in Kenyan healthcare facilities using novel technology *(pg. 67)*

USE OF PROCEEDS

If the offering's maximum amount of $1,234,999 is raised:

Use	Value	% of Proceeds
Unallocated Funds	$1	less than 0.1%
Sales	$617,499	50.0%
Product Development	$308,750	25.0%
General & Administrative	$248,235	20.1%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Aqua Research, Inc.. This offering must raise at least $10,000 by April 3, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Aqua Research may issue additional securities to raise up to $1,234,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,097,902 shares
× $1.63 per share

$8,309,580 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

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UPDATES

Feb 3, 2023 • Primary offering of 757,668 shares at $1.63

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